EXHIBIT 99.1

Crexendo Announces Addition to Board of Directors

PHOENIX, AZ--(Marketwired - August 29, 2013) - Crexendo, Inc. (NYSE MKT: EXE), a hosted services company that provides web hosting, hosted telecommunications services, e-commerce software, website development and broadband internet services for businesses and entrepreneurs, today announced the election of Jeffrey P. Bash to the Crexendo, Inc. Board of Directors, effective August 28, 2013.

Mr. Bash has been a long time investor in Crexendo and has extensive investing and corporate finance experience. Bash is a Vice President of private, family-owned Richmont Corporation of Dallas, TX, providing corporate finance services. From 2008 to the present Bash has also worked as a consultant to the private equity firm, General Pacific Partners LLC of Newport Beach, CA, providing strategic planning, corporate finance, structure, analysis, research and report writing services. Since 2006 Bash has been a private investor and advocate for stockholder interests with both managements and Boards. Prior to 2006, Bash was a Corporate Vice President & Actuary for New York Life Insurance Company, becoming a Fellow of the Society of Actuaries (FSA) from 1970 until his retirement in 1995. Mr. Bash received his Bachelor of Arts degree in mathematics from Oberlin College.

Steven G. Mihaylo, Chief Executive Officer, commented, "We are delighted Jeff has joined Crexendo's board of directors. With his extensive background in business and working to increase shareholder value he will be a tremendous addition to our Board. We look forward to benefiting from his insights as we continue to grow our business. Jeff's analytical and problem-solving skills, experience with financial analysis and projections, with decades of experience in the financial markets, will bring valuable insight to the Board and the direction of Crexendo."

Mr. Bash said, "I am excited to join the Board of Directors of what I am convinced is a great Company with top of the market services and products. I look forward to working closely with the board members and Crexendo's management during the next phase of Crexendo's growth."

About Crexendo

Crexendo is a hosted services company that provides web hosting, hosted telecommunications services, e-commerce software, website development and broadband internet services for businesses and entrepreneurs. Our services are designed to make enterprise-class hosting services available to small and medium-sized businesses at affordable monthly rates.

Safe Harbor Statement

This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "will" and other similar statements of expectation identify forward-looking statements. Specific forward-looking statements in this press release include information about Crexendo (i) continue to grow its business; (ii) being a great Company with top of the market services and products and (iii) addition of Mr. Bash to the board will bring valuable insight to the Company direction.

For a more detailed discussion of risk factors that may affect Crexendo's operations and results, please refer to the company's Form 10-K for the year ended December 31, 2012, and Form 10-Q for the period ending June 30, 2013. These forward-looking statements speak only as of the date on which such statements are made, and the company undertakes no obligation to update such forward-looking statements, except as required by law.

Contact Information

Crexendo, Inc.

Steven G. Mihaylo

CEO

602-345-7777

Smihaylo@crexendo.com